AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

This Amendment dated January 20, 2021 is an amendment to the Custodian Services Agreement between CRM Mutual Fund Trust (the "Fund") and The Bank of New York Mellon ("Custodian") dated August 1, 2005, as amended (prior to the date hereof the "Current Agreement").

Intending to be legally bound. the Fund and Custodian hereby agree as follows:

1.       The Current Agreement is amended as follows:

The first sentence of Section 15(a) of the Current Agreement is hereby deleted and replaced in its entirety with the following:

"(a) Unless terminated earlier pursuant to its terns, this Agreement shall continue through and including October 1, 2022."

2.	Except as amended herein, the terms and conditions of the Current Agreement remain in full force and effect.

3.	Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement on the date hereof.

4.	Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

The parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first stated above.

CRM Mutual Fund Trust By: /s/ Steven A. Yadegari Title: Chief Operating Officer and General Counsel	The Bank of New York Mellon By: /s/ Wayne D. Weaver Title: Director